Exhibit 10.18b

Confidential material appearing in this document has been omitted and filed separately with the Securities and Exchange Commission in accordance with Rule 24b-2, promulgated under the Securities and Exchange Act of 1934, as amended.  Omitted information has been replaced with asterisks.

SECOND AMENDMENT TO
LEASE AGREEMENT FOR A GAMMA KNIFE UNIT
(PERFEXION UPGRADE)

This SECOND AMENDMENT TO LEASE AGREEMENT FOR A GAMMA KNIFE UNIT (this “Second Amendment”) is dated effective as of December 23, 2009 (the “Effective Date”)  and is entered into by and between GK FINANCING, LLC, a California limited liability company (“GKF”), or its wholly owned subsidiary whose obligation under this agreement shall be guaranteed by GKF, and METHODIST HEALTHCARE SYSTEM OF SAN ANTONIO, LTD., d/b/a Southwest Texas Methodist Hospital, a Texas corporation ("Hospital").

Recitals:

A.           On October 29, 1996, GKF and Hospital entered into a certain Lease Agreement For A Gamma Knife Unit (as amended, the “Lease”), which was amended pursuant to a certain Addendum dated October 31, 1996, Addendum Two dated October 16, 1997, and an Amendment To Lease Agreement For A Gamma Knife Unit dated effective December 13, 2003 (the “First Amendment”).

B.           Hospital and GKF desire to further amend the Lease to provide for the replacement and upgrade of the existing Leksell Gamma Knife, Model B (the “Model B”) that is currently being leased by GKF to Hospital pursuant to the Lease, with a Leksell Gamma Knife Perfexion unit (such Perfexion unit leased hereunder is referred to as the “Perfexion”), which will be installed at the existing Site at which the Model B is currently installed, and contemporaneously with the de-installation of the Model B.

Agreement:

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           Defined Terms.  Unless otherwise defined herein, the capitalized terms used herein shall have the same meanings set forth in the Lease.

2.           Upgrade of the Model B to the Perfexion.

a.      Subject to the terms and conditions set forth herein, GKF shall acquire and hold title to, and install the Perfexion with new cobalt-60 source, at the Site (the “Perfexion Upgrade”).  GKF shall use its commercially reasonable efforts to perform the Perfexion Upgrade on or around April 2010, subject to availability of the Perfexion from the equipment manufacturer, issuance of all regulatory approvals, permits and/or waivers, and completion of construction of the Site.  The parties acknowledge that Hospital may not be able to perform procedures for several weeks during the Perfexion Upgrade and the deinstallation of the Model B.  Prior to the Perfexion Upgrade, Hospital shall enter into a mutually acceptable LGK Agreement with Elekta for the Perfexion.

Exhibit 10.18b

b.      GKF shall be solely responsible for the construction and preparation of the Site in connection with the Perfexion Upgrade and the rigging and installation of the Perfexion.

c.      GKF shall be solely responsible for maintenance and service, personal property taxes, and the cost of insurance coverage for the Perfexion to the same extent and at the same levels as required under the Lease.

d.      In connection with the Perfexion Upgrade, Hospital, at Hospital’s sole cost and expense, shall provide GKF with Hospital personnel (including Hospital physicists) and services upon reasonable request and as reasonably required by GKF, among other things, to oversee, supervise and assist with construction and compliance with local, state and federal regulatory requirements and with nuclear regulatory compliance issues and the calibration of the Perfexion.

e.      Notwithstanding the foregoing, the Perfexion Upgrade shall be performed by GKF only after all necessary and appropriate licenses, permits, approvals, waivers, consents and authorizations, and the proper handling of the cobalt-60 (collectively, the “Permits”), have been obtained by Hospital at Hospital’s sole cost and expense.  The timing and procedure for the Perfexion Upgrade shall be as mutually agreed upon between the parties.

f.      In consideration for the Perfexion Upgrade, Hospital shall pay to GKF the sum of *, which shall be paid in full by Hospital to GKF upon shipment of the Perfexion to the Site.  It is acknowledged by the parties that the foregoing payment by Hospital as set forth in this Section has been factored by GKF into the calculation of Hospital’s Per Procedure Payments.

g.      Upon request by GKF and at GKF’s reasonable expense, Hospital shall execute and deliver a commercially reasonable form of consent to sublease if such a document is reasonably requested by the third party financing company which holds a security interest in the Perfexion.

h.      In order to facilitate Hospital’s earlier use of Elekta’s software that allows 3T and 1.5T planning scans to be merged, GKF shall use its commercially reasonable efforts to cause Elekta to issue the necessary software licenses to allow the use of such software with the Model B (prior to the Perfexion Upgrade) in addition to its use with the Perfexion.

i.       GKF agrees to provide Hospital the option to retain its existing headframes, fiducial boxes, pin sets and table adapters from the Model B for use on the Perfexion.  In the event that Hospital exercises this option, GKF also agrees that it shall, at its sole cost and expense, refurbish such existing headframes, fiducial boxes, and table adapters (but not the existing pin sets) for use on the Perfexion.  It is acknowledged that the Perfexion will come with two (2) new headframes, one (1) new fiducial box, new pin sets and one (1) new table adapter.

j.       GKF, at its cost and expense, shall cover the Perfexion training tuition costs for those physicians and physicists who will be using the Perfexion.  Such training shall be on-site at Hospital during a one-week period to be coordinated between Hospital and Elekta.  Any travel and entertainment associated with training shall not be the responsibility of GKF.

3.           De-Installation of the Model B; No Ownership Interests.  Promptly following the Perfexion Upgrade, GKF shall de-install, remove and retain all ownership rights and title to the existing Model B.  Notwithstanding anything to the contrary set forth in the Lease or herein, Hospital shall have no ownership interest (or option to purchase any ownership interest) in the Model B and/or the Perfexion, and Hospital hereby waives any ownership interest (or option to purchase any ownership interest) in the Model B and/or the Perfexion.

Exhibit 10.18b

4.           Extension of Lease Term.  In consideration of GKF’s agreement to perform the Perfexion Upgrade, the Term is hereby extended to the date that is ten (10) years following the First Perfexion Procedure Date (as hereinafter defined); provided that (a) if the Perfexion is delivered to the Site prior to April 7, 2010 (i.e., the former expiration date of the Lease), then, in order to offset the effect of the earlier delivery of the Perfexion, the Term will be automatically extended further by the number of days between such Perfexion delivery date and April 7, 2010; and (b) the Term may be further extended as set forth in Section 7 below.

5.           Compensation.

a.      The parties acknowledge that the compensation payable to GKF for the Perfexion as set forth in this Second Amendment has been negotiated by the parties at arm’s length based upon reasonable and jointly derived assumptions regarding the capacity for clinical services available from the Perfexion, Hospital’s capabilities in providing high quality radiation oncology services, market dynamics, GKF’s risk in providing the Perfexion, and the provision to GKF of a reasonable rate of return on its investment in support of the Perfexion.  Based thereon, the Parties believe that the Per Procedure Payments represent fair market value for the use of the Perfexion, the de-installation and removal of the Model B, the Perfexion Upgrade, marketing support, maintenance and service, personal property taxes, cost of insurance coverage for the Perfexion, and the other additional services and costs to be provided or paid for by GKF pursuant to this Second Amendment, and taking into account the Hospital’s payment pursuant to Section 2.f above.  Hospital undertakes no obligation to perform any minimum number of procedures on the Perfexion, and the use of the Perfexion for the performance of procedures is wholly based upon the independent judgment of physicians who order such procedures to meet the medical needs of their patients.

b.      Commencing from the first procedure performed using the Perfexion at the Site (the “First Perfexion Procedure Date”) and continuing through the duration of the Term (as extended hereby), Hospital shall pay to GKF on a monthly basis, the applicable payments for each and every “Procedure” (as defined below) as set forth in Exhibit “A” attached hereto (“Per Procedure Payments”).  For the avoidance of doubt, Per Procedure Payments shall be due and owing to GKF for each and every Procedure that is performed by Hospital, its representatives, affiliates, joint ventures and/or partnerships, on an inpatient or outpatient basis, and/or “under arrangement,” and irrespective of (i) whether the Procedure is performed on the Perfexion or using any other equipment or devices, or (ii) the actual amounts billed or collected, if any, pertaining to such Procedures. The parties acknowledge that the Per Procedure Payments represent fair market value for the use of the Perfexion as described herein.  As used herein, "Procedure" means any treatment that involves stereotactic, external, single fraction, conformal radiation, commonly called radiosurgery, that may include one or more isocenters during the patient treatment session, delivered to any site(s) superior to the foramen magnum.

c.      On or before the fifteenth (15) day and the last day of each month (or portion thereof) during the Term of the Lease (as extended hereby), Hospital shall inform GKF in writing as to the number of Procedures performed during that month utilizing the Perfexion (and, if applicable, any other equipment or devices).  If no Procedures are performed utilizing the Perfexion or any other equipment or devices, no Per Procedure Payments shall be owing by Hospital to GKF.

d.      GKF shall submit an invoice for Per Procedure Payments to Hospital on the fifteenth (15th) and the last day of each calendar month (or portion thereof) for the actual number of Procedures performed utilizing the Perfexion and any other equipment or devices during the first and second half of the calendar month, respectively.  Hospital shall pay the invoice within thirty (30) days after submission by GKF to Hospital.  All or any portion of an invoice which is not paid in full within forty-five (45) days after submission shall bear interest at the rate of one and one-half percent (1.50%) per month (or the maximum monthly interest rate permitted to be charged by law between an unrelated, commercial borrower and lender, if less) until the unpaid invoice together with all accrued interest thereon is paid in full.

Exhibit 10.18b

e.      Throughout the Term (as extended hereby) and thereafter until final settlement of all amounts owed to either party under the Lease, each party shall have the right at reasonable times and upon reasonable advance notice to inspect, audit and copy the other party’s books and records which relate to scheduling and billing of, and reimbursement for, Procedures performed (utilizing the Perfexion and/or any other equipment or devices) and the Per Procedure Payments.

f.           Notwithstanding the foregoing, the compensation payable to GKF pertaining to procedures performed prior to the First Perfexion Procedure Date shall continue to be calculated and paid by Hospital in accordance with the First Amendment.

6.           Marketing Support. The parties obligations with respect to marketing the Perfexion shall continue in the same manner and with the same amounts as set forth in Section 6 of the First Amendment.

7.           Cobalt Reload.  If GKF and Hospital mutually agree to reload the Cobalt-60 source (i.e., after six (6) years have elapsed following the First Perfexion Procedure Date), then, (a) GKF will be solely responsible for the costs of such Cobalt-60 reloading; and (b) the Term (as extended by this Second Amendment) shall be further extended for an additional two (2) years, plus the period of time during which the Perfexion is not in use due to the Cobalt-60 reloading.

8.           Termination for Economic Justification.  Notwithstanding anything to the contrary contained in the Lease or herein, if, at any time after the initial twelve (12) months following the First Perfexion Procedure Date, based upon the utilization of the Perfexion and other factors considered relevant by GKF in the exercise of its reasonable discretion, within a reasonable period of time after GKF’s written request, Hospital does not provide GKF with a reasonable economic justification to continue the Lease and the utilization of the Perfexion at the Hospital, then and in that event, but without waiving any or all of GKF’s rights or remedies under the Lease, GKF shall have the option to terminate the Lease by giving a written notice thereof to Hospital not less than ninety (90) days prior to the effective date of the termination designated in GKF’s written notice.  Without limiting the generality of the foregoing, for purposes of this Section, “reasonable economic justification to continue the Lease” shall not be deemed to exist (and GKF shall have the option to terminate the Lease) if, during the twelve (12) month period immediately preceding the issuance of GKF’s written notice of termination, the “Net Cash Flow” is negative.  As used herein, “Net Cash Flow” shall mean, for the applicable period, (a) the aggregate Per Procedure Payments actually received by GKF during such period, minus (b) the sum of the aggregate (i) debt service on the Perfexion, (ii) maintenance expenses, and (iii) Perfexion-related personal property taxes and insurance during such period.

9.           Supplier and Owner of Perfexion.  The parties hereto agree that, notwithstanding anything to the contrary set forth herein, the Lease and this Second Amendment is and shall be treated and interpreted as a "finance lease," as such term is defined in Article 2A of the Uniform Commercial Code and Section 2A.103(a)(7) of the Business and Commerce Code (Vernon's Texas Statutes and Codes), that GKF shall be treated as a finance lessor who is entitled to the benefits and releases from liability accorded to a finance lessor under Article 2A of the Uniform Commercial Code and Section 2A.103(a)(7) of the Business and Commerce Code (Vernon's Texas Statutes and Codes).  In furtherance of the foregoing, Hospital acknowledges that, before signing this Second Amendment, GKF has informed Hospital in writing (a) that Elekta is the entity supplying the Perfexion to GKF, (b) that Hospital is entitled (under Section 2A of the Uniform Commercial Code and Section 2A.103(a)(7) of the Business and Commerce Code (Vernon's Texas Statutes and Codes)) to the promises and warranties, including those of any third party, provided to GKF by Elekta which is the entity supplying the goods in connection with or as part of the contract by which GKF acquired the Perfexion or the right to possession and use of the Perfexion, and (c) that Hospital may communicate with Elekta and receive an accurate and complete statement of those promises and warranties, including any disclaimers and limitations of them or of remedies.  Hospital also acknowledges that Hospital has selected Elekta to supply the Perfexion and has directed GKF to acquire the Perfexion or the right to possession and use of the Perfexion from Elekta.

Exhibit 10.18b

10.           Miscellaneous.  This Second Amendment (a) shall be governed by and construed under the laws of the State of Texas, without reference to its principles of conflicts of law; and (b) may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all of which counterparts shall together constitute the same instrument.  The captions and paragraph headings used herein are for convenience only and shall not be used in construing or interpreting this Second Amendment.  This Second Amendment together with the Exhibits attached hereto constitutes the full and complete agreement and understanding between the parties hereto concerning the subject matter hereof and shall supersede any and all prior written and oral agreements with regard to such subject matter.

11.           Full Force and Effect.  Except as amended by this Second Amendment, all of the terms and provisions of the Lease shall remain unchanged and in full force and effect and, together with this Second Amendment, represent the entire agreement of the parties with respect to the Perfexion and its use by Hospital.  Unless the context requires otherwise, with respect to the Perfexion, all references in the Lease to (i) the “Equipment” shall be deemed to mean the Perfexion; (ii) “Installation” shall be deemed to refer to the Perfexion Upgrade; (iii) the “LGK Agreement” shall be deemed to refer to the new LGK Agreement to be executed by Hospital relating to the Perfexion; (iv) the “Site” shall be deemed to refer to the Site; (v) the “Term” shall be deemed to refer to the Term, as extended pursuant to this Second Amendment.  To the extent any of the terms of the Lease conflict with the terms of this Second Amendment, the terms and provisions of this Second Amendment shall prevail and control.  Where not different or in conflict with the terms and provisions of this Second Amendment, all applicable terms and provisions set forth in the Lease are incorporated within this Second Amendment as is if set forth herein and shall apply with equal force and effect to the Perfexion.  Nothing set forth in this Second Amendment shall relieve either party from any or all of its obligations under the Lease with respect to the Model B, including, without limitation, the obligation to pay per procedure payments and the service, insurance and property tax expenses associated with the Model B.

IN WITNESS WHEREOF, the undersigned have executed this Second Amendment as of the day first written above.

GKF:		Hospital:

GK FINANCING, LLC		METHODIST HEALTHCARE SYSTEM OF SAN
ANTONIO, LTD., d/b/a Southwest Texas
By:	/s/ Ernest A. Bates, M.D.	Methodist Hospital
Ernest A. Bates, M.D.
	Policy Committee Member	By:	/s/ Michael D. Beaver

Dated:	1/25/10	Name:	Michael D. Beaver

		Title:	Chief Operating Officer

		Dated:	12/22, 2009

Exhibit 10.18b

Exhibit “A”

PER PROCEDURE PAYMENTS

Annual Paid Procedures Performed	Per Procedure Payment
*	*
*	*

Notwithstanding anything to the contrary set forth herein, for purposes of determining the Per Procedure Payments, (a) the number of annual Procedures performed on the Perfexion or using any other equipment or devices shall be reset to zero (0) at the commencement of each anniversary of the First Procedure Date; (b) any patient treatment provided on a fractionated basis shall count as one (1) Procedure; (c) charity cases shall not be counted towards the annual Procedures performed; and (d) there shall be no retroactive adjustment of the Per Procedure Payments irrespective of whether the number of Procedures performed reaches a lower Per Procedure Payment level.  For example, if during an annual measuring period, the number of annual Procedures totals *, then, the Per Procedure Payments for the first * Procedures would remain at * per Procedure while the Per Procedure Payments for the next * procedures (i.e., for Procedures * through *) would be * per Procedure.  There are no minimum volume requirements.